Exhibit 99.2

Consent of Lazard Frères & Co. LLC

The Board of Directors

Engility Holdings, Inc.

3750 Centerview Drive

Chantilly, VA 20151

Dear Members of the Board:

We hereby consent to the inclusion of our opinion, dated October 28, 2014, to the Board of Directors of Engility Holdings, Inc. (“Engility”) as Annex D to the joint proxy/consent solicitation statement/prospectus, which is part of Amendment No. 1 to the Registration Statement on Form S-4 of Engility and New East Holdings, Inc. (the “Registration Statement”), and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of Engility’s Financial Advisors—Opinion of Lazard Frères & Co. LLC,” “The Mergers—Engility’s Reasons for the Transactions—Fairness Opinions,” and “The Mergers—Opinions of Engility’s Financial Advisors—Opinion of Lazard Frères & Co. LLC.”

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

LAZARD FRERES & CO. LLC

By:	/s/ Christopher Harris
Christopher Harris
Managing Director

New York, New York

December 20, 2014